Exhibit 23.3

CONSENT OF CSP ASSOCIATES, INC.

We consent to the use in this Registration Statement of DynCorp International Inc. on Form S-1 of information derived from our market research report dated January 2005 regarding the defense industry appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us in the Prospectus.

CSP Associates, Inc.

/s/ James K. Heilman
James K. Heilman
Managing Director CSP Associates, Inc. March 27, 2006